Exhibit 12.01

                   Commercial Credit Company and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)

                                                 Nine months ended September 30,
                                                 -------------------------------

                                                     1997             1996
                                                    ------           ------
Income before income taxes                          $269.6           $227.3
Elimination of undistributed equity earnings          (0.7)            (0.7)
Interest                                             410.8            352.8
Portion of rentals deemed to be interest               7.1              7.0
                                                    ------           ------
  Earnings available for fixed charges              $686.8           $586.4
                                                    ======           ======

Fixed charges
Interest                                            $410.8           $352.8
Portion of rentals deemed to be interest               7.1              7.0
                                                    ------           ------
  Fixed charges                                     $417.9           $359.8
                                                    ======           ======

Ratio of earnings to fixed charges                    1.64x            1.63x
                                                    ======           ======